UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2023

HWGC Holdings Limited

(Exact name of registrant as specified in its charter)

Nevada	000-55685	30-0803939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Portman House, 2 Portman Street, London, W1H 6DU, UK (Address of principal executive offices)

Registrant’s telephone number, including area code: +603 2143 2889

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2023, the Board of Directors (the “Board”) of HWGC Holdings Limited, a Nevada corporation (the “Company”), announced the appointments of Shalom Dodoun, Richard Berman, and Curtis Ellis to the Board, effective immediately. Mr. Dodoun currently also serves as the Chief Executive Officer of the Company’s subsidiary Fintechcashier Ltd. and owns approximately 43% of the Company’s outstanding shares of common stock. Also on February 23, 2023, Christine Kulbas, Mok Bin Lip and Leong Yee Min resigned from the Board. Their resignations were not due to any disagreement with the Company, the Board or management.

Colin Ellis is the Senior Partner of Anstey Bond LLP, a London firm of chartered accountants, which he founded in January 2011. Mr. Ellis has a well-developed background in international corporate finance, having served as Auditor and Advisor to UK companies listed on the London Stock Exchange and Alternative Investment Market (AIM), along with other junior market-listed public companies, including entities in the Mining and Innovation Technology sectors.  Mr. Ellis holds several directorships and provides financial knowledge for a range of companies, from start-ups to public companies. His 35 years of experience in the international finance industry have enabled Mr. Ellis to develop a sound knowledge of running both UK-based and international companies.

As consideration of his service as non-executive director, the Board has determined to pay Mr. Ellis a quarterly fee of $6,000 in cash and $13,000-worth of shares upon the Company’s completion of its next financing.

There are no arrangements or understandings between Mr. Ellis and any other person pursuant to which Mr. Ellis was appointed as a director of the Company. In addition, there are no family relationships between Mr. Ellis and any of the Company’s executive officers or directors. Mr. Ellis has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Richard Berman has worked in finance for over 35 years, amassing experience in venture capital, senior management, and merger & acquisitions. In the past five years, Mr. Berman has served as a director and/or officer of over a dozen public and private companies. Currently, he is a director for four other public companies: Cryoport Inc., NYSE American-listed Genius Group, BioVie Inc., and Context Therapeutics. Over the last decade, he has served on the board of six companies that have reached over $1 billion in market capitalization, Cryoport, Advaxis, EXIDE, Internet Commerce Corporation, Kapitus, and Catasys. Previously, Mr. Berman worked at Goldman Sachs and was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments. Subsequently, he created the largest battery company in the world in the 1980s by merging Prestolite, General Battery, and Exide to form Exide Technologies (XIDE). Mr. Berman also helped encourage the growth of NYC’s SoHo neighborhood by developing five buildings. Mr. Berman has advised on over $4 billion M&A transactions, completing over 300 deals. Mr. Berman is the former director of the New York University Leonard N. Stern School of Business, from which he obtained his B.S. and M.B.A. degrees. He holds degrees in U.S. and international law from Boston College and the Hague Academy of International Law, respectively.

Mr. Berman will serve as lead director and chairman of the Company’s Compensation Committee. As consideration of his service, the Board has determined to pay Mr. Berman a monthly fee of $10,000 in cash upon the Company’s completion of a successful round of fundraising, plus 1% of the Company’s equity. Mr. Berman will receive a third of the equity payment in February 2023, January 2024, and January 2025.

There are no arrangements or understandings between Mr. Berman and any other person pursuant to which Mr. Berman was appointed as a director of the Company. In addition, there are no family relationships between Mr. Berman and any of the Company’s executive officers or directors. Mr. Berman has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Shalom Dodoun is the founder and Chief Executive Officer of Fintechcashier Ltd., a premier provider of innovative payment solutions. With over 15 years’ experience in the payments and banking industry, Mr. Dodoun is a highly regarded expert in the field. He has extensive global experience in the development of cutting-edge payment systems, Electronic Money Institutions, and Payment Service Providers across Europe. As a thought leader in the payments and banking sector, Mr. Dodoun is recognized for his drive for innovation and his commitment to delivering superior quality solutions. Under his leadership, Fintechcashier has become a trusted partner to a growing client base worldwide, winning numerous awards for exceptional customer support and service.

Mr. Dodoun will not be compensated for his service as director. There are no arrangements or understandings between Mr. Dodoun and any other person pursuant to which Mr. Dodoun was appointed as a director of the Company. In addition, there are no family relationships between Mr. Dodoun and any of the Company’s executive officers or directors. Mr. Dodoun has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K except as previously disclosed in connection with the Company’s share exchange with Fintech Scion Limited that closed on November 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2023	HWGC HOLDINGS LIMITED

By: /s/ Lim Chun Hoo
Name: Lim Chun Hoo
Title: Director